Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement (the “Agreement”) made as of March 14, 2006, by and between 24/7 Real Media, Inc., a Delaware corporation, with its principal place of business at 132 W.31st Street, 9th Floor, New York, New York 10001 (the “Company”), and David J. Moore (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to an Employment Agreement (the “Prior Agreement”), pursuant to which the Company employed Executive as its Chief Executive Officer, and Executive agreed to serve in such capacity; and

WHEREAS, the Company and Executive now desire to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive agree as follows:

1.             EMPLOYMENT.

(a)           The Company hereby agrees to employ Executive, and Executive agrees to be employed by the Company, on the terms and conditions herein contained as its Chief Executive Officer. Executive shall report directly to the Company’s Board of Directors (the “Board”) and shall have such duties, authority and responsibilities commensurate with Executive’s position for similarly sized companies in the industry.

(b)           Executive shall devote all of his business time, energy, skill and efforts to the performance of his duties hereunder and shall faithfully and diligently serve the Company. The foregoing shall not prevent Executive from participating in not-for-profit activities or from managing his passive personal investments or from providing incidental assistance to family members on matters of family business or, subject to the approval of the Company, from serving on the boards of directors of other entities, provided that these activities do not materially interfere with Executive’s obligations hereunder.

(c)           Upon the request of the Board, Executive shall also serve as a director or officer of subsidiaries in positions commensurate with his position with the Company without additional compensation. If any compensation is paid Executive by such subsidiaries, they shall be a credit against amounts due hereunder.

2.             TERM OF EMPLOYMENT.

(a)           Except for earlier termination as provided in Section 7 hereof or as extended in this Section 2, Executive’s employment under this Agreement (the “Employment Term”) shall commence on the date hereof (the “Commencement Date”) and continue until terminated by either party pursuant to Section 7 hereof.

(b)           Notwithstanding anything else herein, the provisions of Sections 8 and 9 hereof shall survive and remain in effect notwithstanding the termination of the Employment Term or a breach by the Company or Executive of this Agreement or any of its terms.

3.             COMPENSATION.

(a)           As compensation for his services under this Agreement, the Company shall pay Executive the base salary (the “Base Salary”) and the target bonuses (the “Target Bonuses”) set forth on Exhibit A. Payment of the Base Salary shall be made in equal installments twice a month. Payment of the Target Bonuses shall be as specified on Exhibit A.

(b)           The Base Salary and Target Bonuses set forth on Exhibit A shall be deemed to be amended and restated by any final determination regarding Executive’s compensation that is set forth in the official minutes of the Compensation Committee of the Board.

4.             BENEFITS AND FRINGES.

(a)           During the Employment Term, Executive shall be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its executive officers, including pension, retirement, savings, welfare (including life and health insurance) and other employee benefit plans and arrangements.

(b)           Except as otherwise specifically provided herein, the Executive shall be responsible for the tax consequences of all benefits and fringes.

5.             EXPENSES. The Company shall reimburse Executive in accordance with its expense reimbursement policy as in effect from time to time for all reasonable expenses incurred by Executive in connection with the performance of his duties under this Agreement upon the presentation by Executive of an itemized account of such expenses and appropriate receipts and otherwise in compliance with such rules relating thereto as the Company may, from time to time, adopt.

6.             VACATION. During the Employment Term, Executive shall be entitled to four weeks of paid vacation per calendar year.

7.             TERMINATION.

(a)           Executive’s employment under this Agreement and the Employment Term shall terminate upon any of the following events:

(i)            Automatically on the date of Executive’s death;

(ii)           Upon written notice given by the Company to Executive if Executive is unable to substantially perform his material duties hereunder for one hundred eighty (180) continuous days during any period of three hundred sixty (360) consecutive days by reason of physical or mental incapacity;

(iii)          Upon written notice by the Company to Executive for Cause. “Cause” shall mean (a) Executive being convicted of (or pleading nolo contendere to) a felony (other than a traffic violation) or a crime involving fraud, misappropriation, or embezzlement; (b) refusal of the Executive to attempt to properly perform his obligations under this Agreement, or follow any direction of the Board consistent with this Agreement, which in either case is not remedied within ten (10) business days after receipt by Executive of written notice from the Company specifying the details thereof; provided, that, the refusal to follow a direction shall not be Cause if Executive in good faith reasonably believes that such direction is not legal, ethical or moral and promptly notifies the Board in writing of such belief; (c) Executive’s gross negligence with regard to his duties or willful misconduct with regard to the business, assets or employees of the Company that is materially injurious to the financial condition or business reputation of the Company; or (d) any other breach by Executive of a material provision of this Agreement that remains uncured for twenty (20) business days after written notice thereof is given to Executive or such longer period as may reasonably be required to remedy the default, provided that Executive endeavors in good faith to remedy the default;

(iv)          Upon 30 days’ written notice by the Company without Cause; or

(v)           Upon not less than 30 days’ written notice by the Executive.

(b)           Upon termination of the Employment Term, Executive shall be promptly paid any unpaid salary and accrued vacation through his date of termination and reimbursement for any expenses incurred in connection with the official business of the Company prior to his date of termination which he would be otherwise entitled to reimbursement for in accordance with the Company’s policies on the reimbursement of business expenses and any benefits or amounts under any benefit or equity plan in accordance with the terms of said plan and any fringe benefits due for the period prior to such termination. In addition, he shall be paid any declared, but unpaid, bonus.

(c)           If Executive’s termination is pursuant to subsection (a)(i) above, Executive’s Beneficiary (as defined in the next sentence) shall continue to receive payments of Executive’s Base Salary, at the same time such amounts would have been paid if Executive was still an employee of the Company for a period of two (2) years following Executive’s death. For purposes of this provision, Executive’s Beneficiary shall be Executive’s spouse; if Executive is not married on his date of death, Executive’s children, per stirpes; and otherwise, Executive’s estate.

(d)           If Executive’s termination is pursuant to subsection (a)(ii) above, Executive shall be entitled to receive an amount equal to two (2) years’ of Executive’s Base salary, in one lump sum payment, less any amounts actually received by him pursuant to long-term disability coverage, if any, provided for by the Company for the matching pay period. After such two (2) years, Executive shall only be entitled to any amounts due him under the long-term disability coverage, if any.

(e)           If Executive’s termination is pursuant to subsection (a)(iv) above, Executive shall receive:

(i)            for one year following the termination of Executive’s employment, at the same time as it would have been paid if he were an employee of the Company, his Base Salary;

(ii)           continued medical and dental coverage for a period of one year following termination of Executive’s employment; and,

(iii)          a prorated portion of his Target Bonuses for the year of termination, reduced by amounts already paid, plus a lump-sum payment equal to 50% the total Target Bonuses for the full-year in which termination occurs.

(f)            All amounts payable pursuant to this Section 7 shall be subject to required withholding. The Company shall have no other obligations to Executive as a result of his termination.

8.             CONFIDENTIAL INFORMATION AND NON-COMPETITION. Executive has entered into a Non-Competition and Non-Disclosure and Developments Agreement, dated March [  ], 2006, which agreement is set forth on Exhibit B and is made a part hereof as though fully set forth herein.

9.             INDEMNIFICATION. During the Employment Term and thereafter, the Company shall defend Executive to the fullest extent permitted by law against any claims, demands, suits or actions, and indemnify Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against Executive (other than a claim brought by the Company) as a result of Executive serving as an officer, director or employee of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise. This duty to defend and indemnify shall be in addition to, and not in lieu of, any other defense and indemnification rights. Executive shall be entitled to pursuant to the Company’s Certificate of Incorporation or By-laws or otherwise. Following Executive’s termination of employment, the Company shall continue to cover Executive under the Company’s directors and officers insurance for the period during which Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Company or in any capacity at the request of the Company, at the highest level then maintained for any then current or former officer or director.

10.          EXECUTIVE REPRESENTATION. Executive represents and warrants that he is not limited under any contractual or other provision from entering into this Agreement and performing his obligations hereunder.

11.          ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the full and complete understanding of the parties hereto and will supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom or which enforcement may be sought.

12.          SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

13.          WAIVER OF BREACH. The waiver by any party of a breach of any provisions of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

14.          NOTICES. All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one (1) day after sending by United States Postal Service express mail or other “overnight mail service,” or three (3) days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows:  if to Executive, to his home address as listed in the Company’s records; and if to the Company, at its office as set forth at the head of this Agreement. Either party may change the notice address by notice given as aforesaid.

15.          ASSIGNABILITY; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may not be assigned by Executive. This Agreement may not be assigned by the Company except in connection with a merger or a sale by the

Company of all or substantially all of its assets, and then only provided that the assignee specifically assumes in writing all of the Company’s obligations hereunder.

16.          ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 8 (provided that Executive may initiate an arbitration proceeding to recover legal fees in connection with such injunctive activities under the last sentence of this Section 16) shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect, and judgment may be entered on the arbitrators’ award in any court having jurisdiction. The decision of the arbitrators shall be final and binding on the parties. The parties shall equally divide all costs of the American Arbitration Association and the arbitrators, except that the arbitrators shall direct the Company to reimburse Executive’s portion of the cost on the same basis as set forth in the next sentence with regard to legal fees. Each party shall bear its own legal fees in any dispute except that, in the event the Executive prevails on any material issue, the arbitrators shall award the Executive his legal fees attributable to all matters other than frivolous positions taken by the Executive (as determined by the arbitrators).

17.          GOVERNING LAW. All issues pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to the conflict or choice of law provisions thereof.

18.          HEADINGS. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

19.          COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand as of the date first set forth above.

24/7 REAL MEDIA, INC.

By:	/s/ Jonathan K. Hsu
Jonathan K. Hsu
Executive Vice President and Chief Executive Officer

EXECUTIVE

/s/ David J. Moore

David J. Moore

EXHIBIT A

BASE SALARY:

The Company shall pay Executive a base salary at a rate of $300,000.00 per annum (the “Base Salary”). Annual increases in Base Salary shall be at least 3.0%, effective the first day of each calendar year.

TARGET BONUSES:

The total amount of the target bonuses set forth in this Exhibit A shall not be decreased from year to year; provided, that, target bonus levels and the factors on which they are payable may be adjusted from year to year by agreement of the parties hereto to reflect the Company’s new budget for each year.

REVENUE BONUS

Executive has a target revenue bonus compensation of $133,333.33 (“Target Revenue Bonus”) during FY2006. The quarterly revenue bonus (“Quarterly Revenue Bonus”) will be determined by the following formula:

Actual Company
Quarterly Revenue	X	Target Revenue Bonus	=	Quarterly Revenue Bonus
Annual Company
Revenue Goal

The Quarterly Revenue Bonus shall be paid quarterly, within 45 days after the end of each quarter.

GROSS PROFIT BONUS

Executive has a target gross profit bonus compensation of $133,333.33 (“Target Gross Profit Bonus”) during FY2006. The quarterly gross profit bonus (“Quarterly Gross Profit Bonus”) will be determined by the following formula:

Actual Company
Quarterly Gross Profit	X	Target Gross Profit Bonus	=	Quarterly Gross Profit Bonus
Annual Company
Gross Profit Goal

The Quarterly Gross Profit Bonus shall be paid quarterly, within 45 days after the end of each quarter.

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EBITA BONUS

Executive has a target EBITDA bonus compensation of $133,333.33 (“Target EBITDA Bonus”) during FY2006. The annual EBITDA bonus (“Annual EBITDA Bonus”) will be determined by the following formula:

Actual Company
Annual EBITDA	X	Target EBITDA Bonus	=	Annual EBITDA Bonus
Annual Company
EBITDA Goal

EBITDA Percentage is defined as Actual Company Annual EBITDA divided by Annual Company EBITDA Goal. If the EBITDA Percentage is above 120%, Executive will be paid the Target EBITDA Bonus multiplied by 120%. No bonus will be paid if the EBITDA Percentage is less than 80%. The Annual EBITDA Bonus shall be paid annually, upon completion of the annual company audit.

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EXHIBIT B

NON-COMPETITION

AND

NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT

NON-COMPETITION AND NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT (the “Agreement”) dated March [   ], 2006 between 24/7 Real Media, Inc., a Delaware corporation (the “Company”), with a place of business at 132 W.31st Street, 9th Floor, New York, NY 10001, and David J. Moore (“Executive”).

WHEREAS, the Company sells Internet advertising on behalf of affiliated Web sites and offers email and customer management services (the “Business”); and

WHEREAS, the Company has developed certain proprietary information in the course of growing its Business; and

WHEREAS, Executive acknowledges the proprietary nature of the Company’s information and recognizes that Company would be irreparably damaged if Executive were to disclose or make unauthorized use of any proprietary information; and

WHEREAS, Executive desires to continue to work for the Company.

NOW, THEREFORE, in consideration of the continuation of Executive’s employment with the Company and the compensation and other benefits Executive will continue to receive as an employee, it is agreed as follows:

1.             Non-Competition and Confidential Information:

1.1          Executive understands and agrees that the Company has in the past and will in the future, continue to expend large sums of money, and apply its unique and special “know-how”, and has in the past and will continue in the future, to devote a great effort in building an effective organization by utilization of unique and effective management, sales, service, marketing, finance, and other corporate techniques. Executive further understands and agrees that the Company has gained a unique reputation for its ability to solicit, market, sell, and service high visibility Internet and Web-commerce accounts and that this reputation is a major factor in bringing about the sales of the same and accounts for the continued success of the Company in the complex and evolving Business in which the is Company engaged.

1.2          Executive understands, admits, and agrees that he will necessarily become privy to relationships with other employees of the Company, the Company’s customers, customer lists, advertisers, advertiser lists, confidential plans and structures, and other confidential

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information and trade secrets, and that, to the extent Executive is directly or indirectly involved in the marketing or sales aspect of the Company’s Business, he will necessarily establish a unique and strong personal and professional relationship with the Company’s customers during the term of this Agreement, and that the aforesaid information and other information obtained as to customers’ and advertisers’ methods of doing business, specifications of customers’ and advertisers’ advertising requirements and capacities, the time, places and other details of when, where, and how to contact and best serve customers and advertisers, customers’ and advertisers’ bias and prejudice as to various services, information as to other employees or third parties who influence decisions, and the extensive and frequent customer and advertiser contact in the personal relationship acquired with customer and advertiser, all constitute legitimate and protectable business interests of the Company, and are now, and even though same may be enhanced by Executive, will continue to be extremely confidential information and thereby exclusive property of the Company. Executive agrees that he will hold in strictest confidence and not use for his own benefit, or the benefit of any third party, any such confidential information.

1.3          Executive acknowledges, admits and agrees that the Company has a legitimate business interest and right in prohibiting Executive from soliciting or enticing customers or advertisers of the Company after termination of Executive’s relationship with the Company, and the restrictions, limitations, and covenants made by Executive herein, specifically within this Section 1, are reasonable and valid and should be strictly enforced and upheld by any court of competent jurisdiction.

1.4          Executive further understands and agrees that all customers of the Business at the time of the signing of this Agreement and all such customers of the Company during the term of his employment and during the term of this Agreement, are the exclusive customers of the Company and not those of Executive.

1.5          Executive therefore agrees that, in consideration of the continuation of Executive’s employment and the compensation Executive will continue to receive as an employee, the sufficiency of which consideration is hereby acknowledged, until the earlier of five (5) years from the date hereof or one (1) year after the effective date of termination of Executive’s employment with the Company (the “Non-Competition Period”), Executive absolutely and unconditionally agrees that he will not directly or indirectly, either for his own account or for the benefit of any person, firm or corporation, engage in any business that is competitive with the Business.

1.6          Executive agrees that during the Non-Competition Period, Executive shall not discuss or accept any relationship as a sales or marketing representative, consultant, director, manager, officer, executive, or other employee, or representative with any person, firm or corporation which during the term of this Agreement was or is engaged in business activities which are competitive to the Business, except for any such relationship that would not in any way involve or relate to such activities or businesses.

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1.7          During the Non-Competition Period, Executive shall not directly or indirectly own or be a shareholder, partner of, or otherwise participate in any company that is engaged in business activities that are competitive to the Business. Notwithstanding, the above, Executive may hold up to a five percent (5%) interest in any such publicly held or traded company and shall have an unlimited right to invest in any mutual fund which is publicly traded or managed by a major financial institution.

1.8          During the Non-Competition Period, Executive agrees to refrain from knowingly, directly or indirectly, soliciting the Company’s employees or independent agents so as to induce them to leave their employment or relationship with the Company.

1.9          During the Non-Competition Period, Executive shall inform any prospective new employer or associate prior to accepting any employment or any business relationship of the existence of this Agreement or provide same with a copy of this Agreement.

1.10        In the event any covenant made in this Agreement shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted. Nothing in this Agreement shall be construed as preventing the Company from pursuing any and all other remedies available to it for the breach or threatened breach of covenants made in this Agreement, including recovery of money damages or temporary or permanent injunctive relief. Accordingly, Executive acknowledges that the remedy at law for breach of the provisions of this agreement may be inadequate and that, in addition to any other remedy the Company may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages.

2.             Executive Work Product

2.1          During the term of Executive’s employment with the Company, Executive agrees to work exclusively for the Company.

2.2          Executive agrees to disclose promptly to the Company all ideas, inventions, discoveries, improvements, designs, formulae, processes, production methods and technological innovations (“Intellectual Property”), whether or not patentable, which he may conceive or make, alone or with others, during his employment with the Company, whether or not during working hours, and which directly or indirectly:

2.2.1       relate to the Business of the Company; or

2.2.2       are based on or derived from his knowledge of the actual or planned business activities of the Company; or

2.2.3       are aided by the use of materials, facilities or information belonging to the Company.

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2.3          Executive agrees to assign to the Company (and to bind his heirs, executors and administrators, to assign) all Intellectual Property covered by Section 2.2 of this Agreement.

2.4          Without further compensation, but at the Company’s expense, Executive agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents, and in general do all lawful things requested of the Executive by the Company to enable the Company to obtain, maintain and enforce its rights to such Intellectual Property.

2.5          Executive also recognizes that any Intellectual Property of the type covered by Section 2.2 of this Agreement which is conceived or made by the Executive within one year of the termination of his employment with the Company is likely to have been conceived in significant part in the course of his employment with the Company. Accordingly, Executive agrees that any such Intellectual Property shall be presumed to have been conceived in the course of his employment with the Company unless and until Executive establishes the contrary by clear and convincing evidence.

3.             Representations and Warranties by Executive.

Executive represents and warrants to the Company that:

3.1          this Agreement is valid and binding upon and enforceable against him in accordance with its terms;

3.2          he is not bound by or subject to any contractual or other obligation or any law that would be violated by his execution or performance of this Agreement; and

3.3          he is not the subject of any pending or, to the best of his knowledge, threatened, claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement.

4.             Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one (1) day after sending by United States Postal Service express mail or other “overnight mail service,” or three (3) days after sending by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other in accordance with this provision):

4.1          If to Executive, to his home address as listed in the Company’s records.

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4.2                               If to the Company:

24/7 Media Real, Inc.

132 W.31st Street, 9th Floor

New York, NY 10001

Attention: General Counsel

5.             Miscellaneous.

5.1          This Agreement may not be changed or terminated orally.

5.2          Executive may not assign any of his rights or delegate any of his duties under this Agreement. The Company may assign any or all of its rights under this Agreement to any subsequent owner of the Company’s business, and the assignee shall have the right to enforce this Agreement to the same extent as the Company.

5.3          No waiver of any term or condition of this Agreement shall be deemed to be a waiver of any subsequent breach of that term or condition or any breach of any other term or condition of this Agreement. Any waiver must be in writing.

5.4          This Agreement does not give Executive any rights to employment by the Company and, unless otherwise provided in a separate writing executed by an officer of the Company and the Executive, the Executive’s employment at the Company shall be at will by both Executive and the Company.

5.5          If any provision of this Agreement would be deemed invalid or unenforceable for any reason, including, without limitation, because of its geographic or business scope or duration, such provision shall be construed in such a way as to make it valid and enforceable to the maximum extent possible. Any invalidity or unenforceability of any provision in this Agreement shall not affect or render invalid or unenforceable any other provision of this Agreement or any other Agreement or instrument.

5.6          This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to the conflict or choice of law provisions thereof.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand as of the date first set forth above.

24/7 Real Media, Inc.

By:	/s/ Jonathan K. Hsu
Jonathan K. Hsu
Executive Vice President and Chief Executive Officer

EXECUTIVE

/s/ David J. Moore

David J. Moore

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